Filed Pursuant to Rule 433

to Prospectus dated May 11, 2023

Registration Statement No. 333-271838

Investor Connection Newsletter, September 20, 2023

DERI Offers Premium Rates, Instant Access

If you are looking for premium short-term rates with instant access to your money, then Dominion Energy Reliability Investment, or DERI, is for you.

Similar to a money market account, DERI allows investors immediate access to their cash with a premium floating interest rate and check-writing privileges — with no maintenance fees.

DERI enrollment is easy, and includes an online portal for investors to manage their investment and transfer money in or out by linking bank accounts. The minimum investment is $1,000 and DERI’s tiered interest rate approach allows investors to select the right investment balance for their financial goals.

See current rates by visiting our website at:

Investors.DominionEnergy.com/DERI

Offers are by means of prospectus filed with the U.S. Securities and Exchange Commission (SEC). The prospectus and other information regarding DERI Notes are available for free at www.sec.gov or DominionEnergy.com/DERI or by mail by calling, toll-free, (866) 876-0001.